Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

3.375% Notes due 2025

4.000% Notes due 2030

3.375% Notes due 2025

Issuer:	Ford Motor Credit Company LLC

Trade Date:	December 7, 2020

Settlement Date:	December 10, 2020 (T+3)

Stated Maturity:	November 13, 2025

Principal Amount:	$600,000,000 (for an aggregate outstanding principal amount of $2,100,000,000, together with the $1,500,000,000 principal amount of the 3.375% Notes due 2025 originally issued on November 13, 2020)

Interest Rate:	3.375%

Benchmark Treasury:	0.375% due November 30, 2025

Benchmark Treasury Yield and Price:	0.392%; 99-29 1/4

Yield to Worst:	2.950%

Price to Public:	101.904% of principal amount plus accrued interest from November 13, 2020

Underwriting Discount:	0.750%

Accrued Interest Payable to Issuer:	$1,518,750 accrued from and including November 13, 2020 to but excluding the anticipated date of settlement, December 10, 2020

Net Proceeds (Before Expenses) to Issuer:	$606,924,000 (101.154%)

Interest Payment Dates:	Semi-annually on each May 13 and November 13, beginning May 13, 2021

Redemption Provision:

Make-Whole Call: Prior to October 13, 2025 (one month prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 45 basis points

Par Call: At any time on or after October 13, 2025 (one month prior to maturity date)

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC SG Americas Securities, LLC BNP Paribas Securities Corp.

Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

Co-Managers:	TD Securities (USA) LLC UniCredit Capital Markets LLC U.S. Bancorp Investments, Inc. Blaylock Van, LLC Drexel Hamilton, LLC Great Pacific Securities Multi-Bank Securities, Inc.

CUSIP/ISIN:	345397 B28 / US345397B280

4.000% Notes due 2030

Issuer:	Ford Motor Credit Company LLC

Trade Date:	December 7, 2020

Settlement Date:	December 10, 2020 (T+3)

Stated Maturity:	November 13, 2030

Principal Amount:	$650,000,000 (for an aggregate outstanding principal amount of $1,650,000,000, together with the $1,000,000,000 principal amount of the 4.000% Notes due 2030 originally issued on November 13, 2020)

Interest Rate:	4.000%

Benchmark Treasury:	0.875% due November 15, 2030

Benchmark Treasury Yield and Price:	0.934%; 99-14

Yield to Worst:	3.650%

Price to Public:	102.832% of principal amount plus accrued interest from November 13, 2020

Underwriting Discount:	0.900%

Accrued Interest Payable to Issuer:	$1,950,000 accrued from and including November 13, 2020 to but excluding the anticipated date of settlement, December 10, 2020

Net Proceeds (Before Expenses) to Issuer:	$662,558,000 (101.932%)

Interest Payment Dates:	Semi-annually on each May 13 and November 13, beginning May 13, 2021

Redemption Provision:

Make-Whole Call: Prior to August 13, 2030 (three months prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points

Par Call: At any time on or after August 13, 2030 (three months prior to maturity date)

Joint Book-Running Managers:

Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	TD Securities (USA) LLC UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc. Blaylock Van, LLC Drexel Hamilton, LLC Great Pacific Securities Multi-Bank Securities, Inc.

CUSIP/ISIN:	345397 B36 / US345397B363

It is expected that delivery of the Notes will be made against payment therefor on or about December 10, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, or SG Americas Securities, LLC at 1-855-881-2108.